Exhibit 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read Quoin Pharmaceuticals Ltd. statements included under Item 16F(a) of Form 20-F dated April 13, 2022 and agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

April 13, 2022